Exhibit 99.1

                                                                      Media Contact:

                                                                      Tabitha Long

                                                                      1-312-384-8018

FOR IMMEDIATE RELEASE

Inteliquent Appoints Kurt Abkemeier as Chief Financial Officer

CHICAGO, IL, January 20, 2014 — Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced that Kurt Abkemeier has been appointed Chief Financial Officer and Executive Vice President effective immediately. Eric Carlson, Inteliquent’s interim principal financial officer and interim principal accounting officer from August 2013 until Mr. Abkemeier’s appointment, will continue to serve as Inteliquent’s Controller.

Prior to joining Inteliquent, Mr. Abkemeier served as the Vice President of Finance and Treasurer of Cbeyond, Inc. from 2005 to 2012. Prior to Cbeyond, Inc., Mr. Abkemeier was the Director of Finance and Strategic Planning at AirGate PCS, Inc., a regional wireless telecommunications service provider. Mr. Abkemeier also held various senior management positions within telecommunications-related companies and was a senior sell-side research analyst at J.P. Morgan & Co. analyzing telecommunications companies. Mr. Abkemeier holds a Bachelor of Science degree in applied economics from Cornell University.

“We are delighted to welcome Kurt as our CFO and Executive Vice President during this important time for Inteliquent,” said Ed Evans, Chief Executive Officer of Inteliquent. “Today’s competitive market requires a CFO with a superior understanding of the telecommunications industry, as well as the seasoned financial and strategic planning experience that makes Kurt particularly well suited to join our team. The entire Board of Directors also thanks Eric Carlson for his outstanding contributions and steady leadership during his tenure as interim principal financial officer and interim principal accounting officer and we look forward to his continued service as our Controller.”

“The management team at Inteliquent has built a great business over the last decade, and I am excited to be joining such an accomplished team for the next decade,” adds Mr. Abkemeier. “I am committed to help Inteliquent evaluate and execute on its strategy as its business continues to evolve, and to build value for its customers, employees and investors.”

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About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.